OncBioMune Pharmaceuticals Enters Into Common Stock Purchase

Agreement with Lincoln Park Capital Fund

Baton Rouge, LA, October 26, 2015 – OncBioMune Pharmaceuticals, Inc. (OTCQB: OBMP) (OncBioMune or the Company), a clinical stage biopharmaceutical company engaged in the development of novel cancer products and a proprietary vaccine technology, announced today that it has entered into a purchase agreement and registration rights agreement (the “Agreements”) with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor. Upon signing the Agreements, LPC made an initial purchase of $100,000 of the Company’s common stock. Once a registration statement is declared effective, OncBioMune will have the right at its sole discretion over a 36 month period to sell to LPC up to an aggregate of $10 million worth of common stock in share amounts as set forth in the Agreements and subject to the terms and conditions of the Agreements.

“We are very pleased to have reached this agreement under such favorable terms with Lincoln Park Capital Fund,” commented Dr. Jonathan Head, Chief Executive Officer of OncBioMune. “As we advance our novel vaccine ProscaVax into a phase 2 clinical trial for prostate cancer, the flexibility of the agreement to access capital at our sole discretion could help to put us in a stronger financial position. We welcome LPC as a shareholder and look forward to a successful long-term relationship with this institutional investor.”

There are no upper limits to the price LPC may pay to purchase common stock from OncBioMune and the purchase price of the shares related to any future investments will be based on the then prevailing market prices. OncBioMune will control the timing of any sales of shares to LPC and LPC will be obligated to make purchases, in accordance with the Agreements. LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock. In consideration for entering into the agreement, OncBioMune has issued shares of common stock to LPC as a commitment fee. The agreement may be terminated by OncBioMune at any time, at its sole discretion, without any monetary cost or penalty.

A more detailed description of the Agreements is set forth in the Company’s Current Report on Form 8-K recently filed with the SEC which the Company encourages be reviewed carefully.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About OncBioMune Pharmaceuticals, Inc.

OncBioMune Pharmaceuticals is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a proprietary Vaccine Technology that is designed to stimulate the immune system to attack its own cancer while not hurting the patient. Our lead product, ProscaVax(TM) is scheduled to commence a Phase 2 clinical study in early 2016. OncBioMune also has a portfolio of targeted therapies, some of which are biosimilars to blockbuster drugs. OncBioMune is headquartered in Baton Rouge, LA.

About Lincoln Park Capital (“LPC”)

LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

Contact:

INVESTOR AND MEDIA CONTACT:
OncBioMune Pharmaceuticals
Andrew Kucharchuk
President and Chief Financial Officer
Akucha1.obmp@gmail.com